Exhibit B

SHARE TRANSFER AGREEMENT

This Share Transfer Agreement (this “Agreement”), dated as of January 28, 2022 is entered into by and among Clever Sight Limited (the “Transferor”), a company incorporated under the laws of the British Virgin Islands, and ACE SMART INVESTMENTS LIMITED (the “Transferee”), a company incorporated in Hong Kong wholly-owned by Mr. Vincent Tianquan Mo (together with the Transferor, the “Parties” and each a “Party”).

RECITALS

WHEREAS, the Transferor holds 340,736 American Depository Shares (the “ADS”) of Fang Holdings Limited which represents 3,407,360 class A ordinary shares (the “Shares”) of Fang Holdings Limited (the “Company”).

WHEREAS, the Transferor intends to sell to the Transferee, and the Transferee intends to purchase from the Transferor, the Shares on such terms and conditions set forth in this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED as follows:

It is agreed that:

1. SALE AND PURCHASE OF SHARES

1.1	The Transferor hereby sells to the Transferee, and the Transferee purchases from the Transferor, the Shares in consideration of the Transfer Price set out in clause 2.

1.2	For the avoidance of doubt, the Shares shall be sold and purchased with all rights and obligations attached according to the currently effective constitutional documents of the Company.

1.3	The sale and purchase of the Shares shall become effective upon the later of (i) execution of this Agreement by both Parties, and (ii) the Transferor’s receipt of the Transfer Price paid by the Transferee.

2. TRANSFER PRICE

It is agreed that the Shares shall be purchased and sold at the price of USD 5.83 per ADS, amounting to an aggregate purchase price for such Shares of USD 1,986,490.88 (the “Transfer Price”).

3. TRANSFER PRICE PAYMENT

On the same day within thirty (30) days after the date hereof, the Transferee shall pay the Transfer Price by wire transfer of immediately available funds to the bank account specified by the Transferor, and the Shares shall be delivered by Transferor to Transferee on such date on a delivery versus payment basis. Settlement accounts of each Party is set forth in Exhibit A attached hereto. The Transferee shall ensure the Transfer Price to be received by the Transferor on the same day.

The costs and expenses of registering the sale and purchase of the Shares (if any) shall be borne by the Transferee.

4. WARRANTIES AND INDEMNITIES

It is agreed that:

4.1        All title over the Shares shall be transferred from the Transferor to the Transferee in consideration of the Transfer Price set out in clause 2.

4.2	The Transferor warrants that it is the legal and beneficial owner of the Shares and is entitled to all rights attached to the Shares according to the currently effective constitutional documents of the Company.

4.3	The Transferor warrants that the Shares are free from and clear of all liens or any other third-party rights.

4.4	Each Party hereby represents that it has all necessary powers and approvals to enter into this Agreement and is participating in the transactions contemplated hereunder in compliance with applicable laws in all material respects.

4.5	Each Party hereby declares that it is not aware of any matter within their control which might have any material adverse effect upon the performance of their obligations under this Agreement.

4.6	The rights, benefits, liabilities and responsibilities contained within the terms of this Agreement can be assigned by any Party with the prior written agreement of the other Party.

4.7	Any delay or failure to enforce the terms of this Agreement and any delay to act on a breach of its term by any Party does not constitute a waiver of those rights.

4.8	Each Party hereby warrants that it will not do any action which might harm, hinder or negatively affect the duties of the other Party set out within this Agreement.

4.9	The Parties hereby irrevocably warrant that they accept the exclusive jurisdiction laws and courts of that jurisdiction set out in clause 8 below.

4.10	The heading titles contained within in this Agreement are included as a drafting reference only and for ease of reference, and are not to be considered as part of this Agreement.

4.11	In the event that any clause (or any part of any clause) shall be deemed to be illegal or invalid by a competent court or other legal authority then this shall have the effect of invalidity and striking out only that clause (or any part of any clause) only and shall not invalidate this Agreement in its entirety.

4.12	Each Party hereby irrevocably indemnifies and agrees to keep indemnified and hold harmless the other Party against any and all losses howsoever caused arising from a breach of its warranties, covenants or other terms of this Agreement.

5. TERMINATION

5.1 This Agreement may be terminated by the relevant Party as follows:

(i)	if the Transfer of Shares has not been effective within 15 business days after the execution of this Agreement (the “Longstop Date”), any Party shall have the right to terminate this Agreement with respect to its own rights and obligations;

(ii)	by any Party, by written notice to the other Party if there has been a material misrepresentation or material breach of a covenant or other terms of this Agreement on the part of the other Party; and

(iii)	at any time on or prior to the Transfer, the Parties may, by mutual written consent, terminate this Agreement.

Notwithstanding the foregoing, the right to terminate this Agreement pursuant to this Section 5.1 shall not be available to any Party whose failure to perform any of its obligations under this Agreement shall have resulted in the failure of the Transfer to be consummated on or before the Longstop Date.

5.2	If this Agreement is terminated pursuant to Section 5.1, all obligations of the Parties hereunder shall terminate and cease to be of further force or effect, provided that Sections 4.7, 4.9 to 4.12, 7 and 8 shall survive the termination of this Agreement and remain in full force and effect. Upon termination of this Agreement, no Party shall have any claim against other Parties to this Agreement, provided, however, that the termination of this Agreement for any reason shall not release any Party from any liability that has already accrued as of the effective date of such termination, and shall not constitute a waiver of, or otherwise adversely affect, any rights, remedies or claims which a Party may have hereunder or which may arise out of such termination.

6. AMENDMENT

This Agreement may be amended in writing by both Parties.

7. NOTICES

Notices served pursuant to any term of this Agreement must be served in writing and will be served only if it handed from one Party to another in person or if delivered to the address for service of the Party in question. Notices may only be served and delivered in English.

The addresses of each Party are set forth as below:

If to the Transferor:

Address: Floor 6, Tower A, COFCO Plaza, 8 Jianguomennei Dajie, Beijing, 100005, The People’s Republic of China

Attn: Yu Cui

Email: yu_cui@idgcapital.com

Tel: +86 21 8033 6586

If to the Transferee:

Address: Tower A, No. 20 Guogongzhuang Middle Street, Fengtai District, Beijing 100070, The People’s Republic of China

Attn: Lu Zheng

Email: zhenglu@upskyhotel.com

Tel: +86 10 5631 9481

Any party may change or supplement the addresses given above by giving the other Party written notice of the new address in the manner set forth above.

8. GOVERNING LAW, DISPUTES AND ARBITRATION

It is agreed that:

8.1	This agreement (including its subject matter and/or formation) shall be governed by and construed in all respects in accordance with the laws of Hong Kong.

8.2	In the event the Parties are unable to settle a dispute between them regarding this Agreement (including any question regarding the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to this Agreement) through negotiation, such dispute shall be referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre (the “HKIAC”) for arbitration in Hong Kong. The arbitration shall be conducted in accordance with the HKIAC Administered Arbitration Rules in force at the time of the initiation of the arbitration, which rules are deemed to be incorporated by reference into this Section 8.2.

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IN WITNESS WHEREOF,

each of the Parties has executed this Share Transfer Agreement:

For and on behalf of

/s/ Vincent Tianquan Mo
ACE SMART INVESTMENTS LIMITED
By: Vincent Tianquan Mo, Director

Signature Page to Share Transfer Agreement

IN WITNESS WHEREOF,

each of the Parties has executed this Share Transfer Agreement:

For and on behalf of

/s/ Chi Sing Ho
Clever Sight Limited
By: Chi Sing Ho, Director

Signature Page to Share Transfer Agreement

Exhibit A

Settlement Accounts

Exhibit A to Share Transfer Agreement